                                                                  EXHIBIT (a)(1)
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           OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

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             THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a)
PROSPECTUS RELATING TO THE E.PIPHANY, INC. 1999 STOCK PLAN AND THE SECTION 10(a)
 PROSPECTUS RELATING TO THE E.PIPHANY, INC. 2000 NONSTATUTORY STOCK OPTION PLAN

                                 April 3, 2001

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                                                                  EXHIBIT (a)(1)

                                E.PIPHANY, INC.
           OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 1, 2001 UNLESS THE OFFER IS EXTENDED.

     E.piphany, Inc. ("E.piphany") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of E.piphany common stock for new options which we will grant under the E.piphany, Inc. 1999 Stock Plan (the "1999 Stock Plan") or the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan (the "2000 Stock Option Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 9:00 PM Pacific Daylight Time on the date the offer ends. The offer is currently scheduled to expire on May 1, 2001 (the "Expiration Date") and we expect to cancel options on May 2, 2001, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Since we currently expect to cancel all tendered options on May 2, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since November 2, 2000.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

     You may participate in the offer if you are an otherwise eligible employee of E.piphany, Inc. or one of our subsidiaries, unless you are a resident of the Netherlands, Switzerland, Spain or Brazil or an employee of a subsidiary of E.piphany located in those countries. Directors and employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, comprised of those officers listed in Schedule A to this Offer to Exchange, are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and one day after the Expiration Date.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1999 Stock Plan or the 2000 Stock Option Plan, as determined by the Board of Directors in their sole discretion.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. However, for employees who live or work in France only, the exercise price per share of the new options will be at least the higher of (i) 100% of the closing price reported by the Nasdaq National Market on the date of grant, or (ii) 80% of the average of the closing prices on that market over the twenty (20) trading days before the grant date.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

        -- An employee cancels an option that is 20/48th vested at the time of cancellation.

        -- The new grant occurs 6 months and one day after cancellation.

        -- The replacement option will be 26/48th (plus one day) vested at the time of grant.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of E.piphany common stock are traded on the Nasdaq National Market under the symbol "EPNY." On March 28, 2001, the closing price of our common stock reported on the Nasdaq National Market was $11.31 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC

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

OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Marcia Sutton at E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403 (telephone: (650) 356-5875).

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Marcia Sutton at fax number (650) 356-3907.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM STEVE HAMS DATED APRIL 3, 2001, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
Summary Term Sheet...............................................     1
Certain Risks of Participating in the Offer......................     9
Introduction.....................................................    13
The Offer........................................................    15
1.   Eligibility.................................................    15
2.   Number of options; expiration date..........................    15
3.   Purpose of the offer........................................    16
4.   Procedures for tendering options............................    17
5.   Withdrawal Rights and Change of Election....................    18
6.   Acceptance of options for exchange and issuance of new
     options.....................................................    19
7.   Conditions of the offer.....................................    20
8.   Price range of shares underlying the options................    22
9.   Source and amount of consideration; terms of new options....    22
10.  Information concerning E.piphany............................    27
11.  Interests of directors and officers; transactions and
     arrangements concerning the options.........................    27
12.  Status of options acquired by us in the offer; accounting
     consequences of the offer...................................    28
13.  Legal matters; regulatory approvals.........................    28
14.  Material U.S. Federal Income Tax Consequences...............    28
15.  Material Tax Consequences for Employees Who are Tax
     Residents in Australia......................................    30
16.  Material Tax Consequences for Employees Who are Tax
     Residents in Canada.........................................    31
17.  Material Tax Consequences for Employees Who are Tax
     Residents in
     France......................................................    31
18.  Material Tax Consequences for Employees Who are Tax
     Residents in Germany........................................    32
19.  Material Tax Consequences for Employees Who are Tax
     Residents in Hong Kong......................................    33
20.  Material Tax Consequences for Employees Who are Tax
     Residents in Japan..........................................    33
21.  Material Tax Consequences for Employees Who are Tax
     Residents in Singapore......................................    33
22.  Material Tax Consequences for Employees Who are Tax
     Residents in the United Kingdom.............................    34
23.  Extension of offer; termination; amendment..................    36
24.  Fees and expenses...........................................    37
25.  Additional information......................................    37
26.  Miscellaneous...............................................    38
Schedule A   Information Concerning the Directors and Executive
             Officers of E.piphany, Inc. ........................   A-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of E.piphany held by eligible employees for new options we will grant under the 1999 Stock Plan or the 2000 Stock Option Plan. (Page 12)

WHO IS ELIGIBLE TO PARTICIPATE?

     Employees are eligible to participate if they are employees of E.piphany, Inc. ("E.piphany") or one of E.piphany's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled; however, any employees who are residents of the Netherlands, Switzerland, Spain or Brazil or are employed by subsidiaries of E.piphany located in those countries are not eligible. In addition, members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, (those officers listed in Schedule A to this Offer to Exchange) are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Expiration Date. If E.piphany does not extend the offer, the new options will be granted on November 5, 2001. (Page
12)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     Yes, all employees outside the United States are eligible to participate, except those employees who are either residents of the Netherlands, Switzerland, Spain or Brazil or employed by subsidiaries of E.piphany in those countries. Special considerations may apply to employees in France and the United Kingdom, due to certain taxation and securities rules applicable in these countries. Please be sure to read Sections 15 through 22 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside of the United States. (Page 12)

WHY ARE WE MAKING THE OFFER?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page
13)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 17)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options through the offer and under the terms of the 1999 Stock Plan or the 2000 Stock Option Plan, you must be employed by E.piphany or one of its subsidiaries as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of E.piphany or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 12)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

     If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under our 1999 Stock Plan or our 2000 Stock Option Plan, as determined by the Board of Directors in their sole discretion, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 12)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

     We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the new options and will determine whether your grant will be pursuant to the 1999 Stock Plan or the 2000 Stock Option Plan. If we cancel tendered options on May 2, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until November 5, 2001. You must be an employee on the date we are granting the new options in order to be eligible to receive them. (Page 16)

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

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

     No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at E.piphany or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 16)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 16)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     However, for employees who live or work in France only, the exercise price per share of the new options will be at least the higher of (i) 100% of the closing price reported by the Nasdaq National Market on the date of grant, or
(ii) 80% of the average of the closing prices on that market over the twenty
(20) trading days before the grant date.

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 20)

WHEN WILL THE NEW OPTIONS VEST?

     The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

     Each new option granted will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

        -- An employee cancels an option that is 20/48th vested at the time of cancellation.

        -- The new grant occurs 6 months and one day after cancellation.

        -- The replacement option will be 26/48th (plus one day) vested at the time of grant. (Page 21)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?


     Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq listing requirements or foreign laws. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.(Page 25)


     Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 12)

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     - none of your options,

     - options with respect to the 300 remaining unexercised shares under the first option grant,

     - options with respect to all 1,000 shares under the second option grant,

     - options with respect to all 2,000 shares under the third option grant,

     - options with respect to two of the three option grants, or

     - all options under all three of the option grants.

     You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 12)

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in January 2001 and a grant in February 2001 and you want to tender your January 2001 option grant, you would also be required to tender your February 2001 option grant. (Page 12).

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?


     Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.


WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 25)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 16)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

     Your new options will expire ten years from the date of grant, or earlier if your employment with E.piphany terminates. (Page 20)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on May 1, 2001, at 9:00 p.m., Pacific Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 14)

HOW DO YOU TENDER YOUR OPTIONS?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on May 1, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (650-356-3907) or hand delivery to Marcia Sutton. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 14)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on May 1, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by May 25, 2001, you may withdraw your tendered options at any time after May 25, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (650) 356-3907) or hand delivery to Marcia Sutton a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 15)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

     Yes, you may change your election regarding particular tendered options at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on May 1, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (650) 356-3907) or hand delivery to Marcia Sutton a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 15)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

         Marcia Sutton
         Stock Administrator
         E.piphany, Inc.
         1900 South Norfolk Street, Suite 310
         San Mateo, CA 94403
         (650) 356-5875

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER


     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Risk Factors" in E.piphany's Annual Report on Form 10-K, filed on April 2, 2001, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the Sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, the memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election from Accept to Reject for a fuller discussion of the risks which may apply to you before deciding to participate in this exchange offer.


                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL NOVEMBER 5, 2001 AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until November 5, 2001 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

     For example, if you cancel options with a $35 strike price, and E.piphany's stock appreciates to $50 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

YOUR REPLACEMENT OPTION MAY BE A NONSTATUTORY STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

     If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent they qualify under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the E.piphany, Inc. 1999 Stock Plan and the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.


     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.



                 TAX-RELATED RISKS FOR TAX RESIDENTS OF FRANCE



     The new grant will be made as part of a French sub-plan for qualified options. Under the sub-plan, you will be eligible for preferential tax treatment and will not be subject to income tax or social insurance at the time you exercise the new option. However, to qualify for this preferential treatment you may not exercise the option for two years from the grant date and may not sell the shares acquired under the Plan until the fifth anniversary of the grant date. (The restriction on the sale of the shares may be reduced to the fourth anniversary of the grant date under proposed legislation.) The restriction on exercise of the new option and sale of the shares acquired under the new option will begin on the date of the new grant. Under the French sub-plan and the current legislation, you will not be able to sell the shares acquired under the new option until November 5, 2006. For a more detailed discussion of the material tax consequences associated with the option exchange program, please see Section 17 of this Offer to Exchange.



           TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM



     The new option is intended to be granted partially under an Inland Revenue approved share scheme and partially under an unapproved share scheme but with a joint election in respect of the secondary NIC requirement. The tax implications for the new option will be significantly different from the original option.



Inland Revenue Approved Share Scheme.



     The new grant of an approved option will be made under an Inland Revenue Approved Share Scheme, under which you may be granted an option over shares with a market value of up to L30,000 (converted from U.S. Dollars to sterling on the date of grant) and may be eligible for preferential tax treatment. Tax due on these options at the time of exercise (i.e., the difference between the fair market value of the shares on the date of exercise and the exercise price) may be deferred until the time of sale (when capital gains treatment may apply). To qualify for tax relief at the time of exercise, you must not exercise the option within three years of the grant date or within three years of the exercise of an option that benefited from preferred tax treatment. The exercise of the approved option must be made in accordance with the rules of the Plan and while the Plan retains formal Inland Revenue approval. If you choose to exercise the approved option within three years of the grant date, you will be subject to U.K. income tax on the difference between the fair market value of the shares at exercise and the exercise price. There will be no NICs arising on the exercise of an approved option even if the exercise does not take place under qualifying circumstances, unless the Plan loses Inland Revenue approval.



     If you exercise the shares under qualifying circumstances, then you may be subject to capital gains tax on the entire gain (i.e., the difference between the sale price and the exercise price) at the time of sale. Capital gains are subject to tapering relief (the taper period will run from the time the shares are purchased) and the annual exemption (which is L7,500 for the year April 6, 2001 through April 5, 2002).



Unapproved Share Scheme and Joint Election NIC Passthrough.



     The portion of your option in excess of L30,000, if any, will be granted through an unapproved share scheme. The grant of the new unapproved option will be subject to the execution of a joint election between you and E.piphany or any subsidiary of E.piphany (the "Election") to provide for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option to you. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In addition, if you accept the new option, you will be authorizing E.piphany or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or the sale of a sufficient number of Shares upon EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to E.piphany or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If you do not enter an Election at the same time that you accept the new option, the new option shall become null and void without any liability to E.piphany and/or any subsidiary and may not be exercised.



     For a more detailed discussion of the material tax consequences associated with the option exchange program, please see Section 22 of this Offer to Exchange.



                 TAX-RELATED RISKS FOR OTHER NON-U.S. EMPLOYEES



     Non-U.S. employees (other than tax residents in France and the United Kingdom) who exchange outstanding options for new options should not be required to recognize income for income tax purposes at the time of the exchange. For a more detailed discussion of the material tax consequences associated with the option exchange program, please see Sections 15, 16 and 18 through 21 of this Offer to Exchange.


                             BUSINESS RELATED RISKS

     For a description of risks related to E.piphany's business, please see
Section 26 of this Offer to Exchange.

                                  INTRODUCTION

     E.piphany, Inc. ("E.piphany") is offering to exchange all outstanding options to purchase shares of E.piphany common stock held by eligible employees for new options we will grant under the E.piphany, Inc. 1999 Stock Plan (the "1999 Stock Plan") or the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan (the "2000 Stock Option Plan"), as determined by the Board of Directors in their sole discretion. An "eligible employee" refers to employees of E.piphany and certain of its subsidiaries who are employees as of the date the offer commences and as of the date the tendered options are cancelled; however, the employees who are either residents of the Netherlands, Switzerland, Spain or Brazil or work for subsidies in those countries are not eligible to participate in the exchange offer. In addition, members of our Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b) officers"), are not eligible to participate in the exchange offer. The Section 16(b) officers are those employees listed in Schedule A to this Offer to Exchange. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Steve Hams dated April 3, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be November 5, 2001, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on May 2, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since November 2, 2000.

     The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1999 Stock Plan or under our 2000 Stock Option Plan.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. However, for employees who live or work in France only, the exercise price per share of the new options will be at least the higher of (i) 100% of the closing price reported by the Nasdaq National Market on the date of grant, or (ii) 80% of the average of the closing prices on that market over the twenty (20) trading days before the grant date.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

       -- An employee cancels an option that is 20/48th vested at the time of cancellation.

       -- The new grant occurs 6 months and one day after cancellation.

       -- The replacement option will be 26/48th (plus one day) vested at the time of grant.

     As of March 29, 2001, options to purchase 11,914,672 of our shares were issued and outstanding, of which options to purchase approximately 10,740,808 of our shares, constituting approximately 90.15%, were held by eligible employees.

                                   THE OFFER

 1.  Eligibility.

     Employees are "eligible employees" if they are employees of E.piphany, Inc. ("E.piphany") or one of E.piphany's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled, with the following exceptions:

     1. any employees who are residents of the Netherlands, Switzerland, Spain or Brazil or are employed by subsidiaries of E.piphany located in the Netherlands, Switzerland, Spain or Brazil are not eligible to participate in the offer; and

     2. members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, are not eligible to participate in the offer. The employees of E.piphany who are officers for the purposes of such Section 16(b) are listed in Schedule A to this Offer to Exchange.

     In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Expiration Date. If E.piphany does not extend the offer, the new options will be granted on November 5, 2001.

 2.  Number of options; expiration date.

     Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on May 2, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since November 2, 2000.

     If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1999 Stock Plan or 2000 Stock Option Plan, at the discretion of our Board of Directors, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of E.piphany or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term "expiration date" means 9:00 p.m., Pacific Daylight Time, on May 1, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 23 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of consideration offered for the options,

     - we decrease the number of options eligible to be tendered in the offer, or

     - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 23 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

 3.  Purpose of the offer.

     We issued the options outstanding to:

     - provide our eligible employees with additional incentive and to promote the success of our business, and

     - encourage our eligible employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with E.piphany. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in
Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant, unless you are an employee who lives or works in France, in which case the exercise price may be higher. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

 4.  Procedures for tendering options.

   Proper Tender of Options.

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (650) 356-3907) or hand delivery to Marcia Sutton, along with any other required documents. Marcia Sutton must receive all of the required documents before the expiration date. The expiration date is 9:00 PM Pacific Daylight Time on May 1, 2001.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

   Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

 5.  Withdrawal Rights and Change of Election.

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on May 1, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on May 25, 2001, you may withdraw your tendered options at any time after May 25, 2001.

     To validly withdraw tendered options, you must deliver to Marcia Sutton via facsimile (fax # (650) 356-3907) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Marcia Sutton via facsimile (fax # (650) 356-3907) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     - the name of the option holder who tendered the options,

     - the grant number of all options to be tendered,

     - the grant date of all options to be tendered,

     - the exercise price of all options to be tendered, and

     - the total number of unexercised option shares subject to each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

 6.  Acceptance of options for exchange and issuance of new options.

     Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be May 2, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by May 1, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on May 2, 2001 you will be granted new options on or about November 5, 2001. If we accept and cancel options properly tendered for exchange after May 2, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than November 5, 2001 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a

Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than November 5, 2001, provided that you remain an eligible employee on the date on which the grant is to be made.

     Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of E.piphany or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

     We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on May 2, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since November 2, 2000.

     Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, E.piphany will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Marcia Sutton, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

 7.  Conditions of the offer.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 3, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to E.piphany;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or E.piphany, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

       (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

       (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

       (3) materially impair the contemplated benefits of the offer to E.piphany; or

       (4) materially and adversely affect E.piphany's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to E.piphany;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for E.piphany, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     - any change or changes shall have occurred in E.piphany's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to E.piphany or may materially impair the contemplated benefits of the offer to E.piphany; or

     - any of our executive officers or directors shall have tendered any of their options pursuant to the offer.

     The conditions to the offer are for E.piphany's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

 8.  Price range of shares underlying the options.

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "EPNY". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                             HIGH       LOW
                                            -------    ------
FISCAL YEAR 2001
   Quarter ended March 31, 2001...........  $ 52.75    $10.19
FISCAL YEAR 2000
   Quarter ended December 31, 2000........    68.25     34.38
   Quarter ended September 30, 2000.......    98.13     50.33
   Quarter ended June 30, 2000............    89.83     28.67
   Quarter ended March 31, 2000...........   216.58     83.33
FISCAL YEAR 1999
   Quarter ended December 31, 1999........   183.33     29.67
   September 22, 1999 through September
      30, 1999............................    35.88     25.33

     As of March 28, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $11.31 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

 9.  Source and amount of consideration; terms of new options.

   Consideration.

     We will issue new options to purchase shares of common stock under our 1999 Stock Plan or under our 2000 Stock Option Plan, as determined by our Board of Directors in their sole discretion, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 10,740,808 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 15.6% of the total shares of our common stock outstanding as of February 28, 2001.

   Terms of New Options.

     The new options will be granted under our 1999 Stock Plan or under our 2000 Stock Option Plan (together, the "Plans"), as determined by our Board of Directors in their sole discretion. A new option agreement will be entered into between E.piphany and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1999 Stock Plan, the 2000 Stock Option Plan and the options granted under each of the Plans.

   1999 Stock Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 1999 Stock Plan is 9,782,510, plus an annual increase to be added each year equal to the lesser of 3,750,000 shares, 4% of the outstanding shares on the first day of our fiscal year, or a lesser number of shares determined by our Board of Directors. Our 1999 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

   2000 Stock Option Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 2000 Stock Option Plan is 2,250,000, adjusted for a three-for-two stock split which occurred on November 14, 2000. Our 2000 Stock Option Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

   Administration.

     The Plans are administered by the Board of Directors or a compensation committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

   Term.

     Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of E.piphany or an affiliate company have a term of no more than five (5) years.

   Termination.

     Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1999 Stock Plan and our 2000 Stock Option Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

   Exercise Price.

     The Administrator determines the exercise price at the time the option is granted. For all eligible employees except those employees who are residents of, or work in, France, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of E.piphany or an affiliate company.

     For employees who live or work in France only, the exercise price per share of the new options will be at least the higher of:

     - 100% of the closing price reported by the Nasdaq National Market on the date of grant, or

     - 80% of the average of the closing prices on that market over the twenty
       (20) trading days before the grant date.

   Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by E.piphany.

     The new options granted through the offer will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

        -- An employee cancels an option that is 20/48th vested at the time of cancellation.

        -- The new grant occurs 6 months and one day after cancellation.

        -- The replacement option will be 26/48th (plus one day) vested at the time of grant.

   Payment of Exercise Price.

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

     - cash,

     - check,

     - promissory note,

     - certain other shares of our common stock,

     - a reduction in the amount of our liability to the optionee,

     - delivery of a properly executed notice together with such other documentation as the Board of Directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price, or

     - a combination of the foregoing methods.

   Adjustments Upon Certain Events.

     If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     In the event there is a liquidation or dissolution of E.piphany, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

   Termination of Employment.

     If, for any reason, you are not an employee of E.piphany from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

   Transferability of Options.

     New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

   Registration of Option Shares.

     9,782,510 shares of common stock issuable upon exercise of options under our 1999 Stock Plan and 2,250,000 shares of common stock issuable upon exercise of options under our 2000 Stock Option Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

   U.S. Federal Income Tax Consequences.

     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 22 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchanges for employees in certain non-U.S. countries. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

     Our statements in this Offer to Exchange concerning our 1999 Stock Plan and our 2000 Stock Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 Stock Plan, 2000 Stock Option Plan and the forms of option agreement under the Plans. Please contact us at E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403 (telephone: (650) 356-3800), to receive a copy of our 1999 Stock Plan, 2000 Stock Option Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.  Information concerning E.piphany.

     Our principal executive offices are located at 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403, and our telephone number (650) 356-3800.

     We develop, market and sell the E.piphany E.5 System, an integrated suite of customer relationship management (CRM) software solutions. These CRM solutions provide capabilities for the analysis of customer data, the creation of inbound and outbound marketing campaigns, and the execution of sales and service customer interactions. Companies can implement the E.piphany E.5 System to gain insight into their customers' characteristics and preferences, and then take action on that insight to better and more profitably serve those customers. To gain insight into their customers, companies use our analytic CRM solutions, which collect customer data from existing software systems or other E.piphany solutions, as well as third party data providers. To take action on this insight, companies use our operational CRM solutions to more efficiently interact with their customers across a variety of communication and distribution channels.

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference. See "Additional Information" beginning on page 29 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of March 27, 2001, our executive officers and non-employee directors (thirteen (13) persons) as a group beneficially owned options outstanding under our 1999 Stock Plan to purchase a total of 550,364 of our shares, which represented approximately 9.24% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under our 2000 Stock Option Plan to purchase a total of zero (0) of our shares, which represented 0% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 1,166,364 of our shares, which represented approximately 12.47% of the shares subject to all options outstanding under the plans as of that date. These options to purchase our shares owned by directors and Section 16(b) officers are not eligible to be tendered in the offer.

     In the sixty (60) days prior to and including April 2, 2000, the executive officers and directors of E.piphany had the following transaction in E.piphany shares:

     - On February 15, 2001, Gayle Crowell sold 70,000 shares at $32.12 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to April 3, 2001 by E.piphany or, to our knowledge, by any executive officer, director or affiliate of E.piphany.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

     Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

     - the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

13.  Legal matters; regulatory approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.  Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

   Incentive Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1999 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     - at least two years after the date the incentive stock option was granted, and

     - at least one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify.

For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

   Non-Qualified Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.  Material Tax Consequences for Employees Who are Tax Residents in Australia.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Australian tax residents. This discussion is based on Australian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted, unless you voluntarily make an election for such tax treatment. If you make an election to be taxed at grant, you must include the fair market value of the option in your taxable income for that year. The fair market value of the option will be the greater of: (i) the fair market value of the underlying shares in E.piphany on the date the option is granted less the exercise price; or (ii) the fair market value of the option determined in accordance with a statutory formula.

     If you do not make an election to be taxed at grant, then you most likely will be subject to tax in the year in which you exercise the option. The taxable amount will be: (i) where you dispose of the option (or the shares acquired from exercising the option) within 30 days after the relevant taxable event -- the amount or value of any consideration you receive for the disposal reduced by the exercise price (if the option has been exercised); or (ii) in any other case -- the fair market value of the option (or the shares acquired from exercising the option) at the time of the relevant taxable event reduced by the option price (if the option has been exercised).

     When you sell the shares, you will be subject to capital gains tax on any additional gain you realize (other than gains made on the sale of shares within 30 days of the relevant taxable event which are taxed as income as described above). The taxable amount will be: (i) where you have held the shares for less than one year -- the difference between the market value of the shares at the time of sale and the cost base of the shares; or (ii) where you have held the shares for at least one year -- one half the difference between the market value of the shares at the time of sale and the cost base of the shares (subject to you first applying any prior year or current year capital loss against the full capital gain).

16.  Material Tax Consequences for Employees Who are Tax Residents in Canada.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Canadian tax residents. This discussion is based on the Canadian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be taxed when the new option is granted. Subject to the deferral provisions discussed below, you will recognize taxable income upon exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. You may defer taxation on the income from the option until the earlier of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. To be eligible for the deferral, you must file an election with your employer by 15 January of the year following the year in which shares are acquired under the Plan. You can only defer taxation on the taxable income up to the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

     When you sell the shares, assuming you have deferred taxation, you will be taxed at your marginal rate on one-half of the income from the exercise of the option. You also will be subject to capital gains tax in an amount equal to one-half of the difference between the sale price and the fair market value on the date of exercise (less any brokerage fees).

17.  Material Tax Consequences for Employees Who are Tax Residents in France.

     The following is a general summary of the income and social insurance tax consequences of the exchange of options under the offer for French tax residents. This discussion is based on the French tax law as of the date of the offer, which is subject to change in the next few months, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

   French-Qualified Option.

     The new grant will be made as part of a French sub-plan for qualified options under sections L.225 - 177 to 225 - 186 of the New French Commercial Code. Under the French sub-plan, you will be eligible for preferential tax treatment and will not be subject to income tax or social insurance at the time you exercise the new option, provided that you meet the qualifications of the French sub-plan and the reporting objectives provided by French law. One qualification of the French sub-plan is that you may not exercise the option for two years from the grant date and may not sell the shares acquired under the Plan until the fifth anniversary of the grant date. (The restriction on the sale of the shares may be reduced to the fourth anniversary of the grant date under proposed legislation.) THE RESTRICTION ON EXERCISE OF THE NEW OPTION AND SALE OF THE SHARES ACQUIRED UNDER THE NEW OPTION WILL BEGIN ON THE DATE OF THE NEW GRANT. FOR EXAMPLE. UNDER THE FRENCH SUB-PLAN AND CURRENT LEGISLATION, YOU WILL NOT BE ABLE TO SELL THE SHARES ACQUIRED UNDER THE NEW OPTION UNTIL NOVEMBER 5, 2006.

     When you sell the shares acquired under the French sub-plan, provided that the option has not been disqualified, you will be taxed on the difference between the exercise price and the fair market value of the shares at exercise at a rate of the lower of 40% (30% income and 10% social insurance) or your normal progressive rate. (These tax rates are subject to modification under proposed tax legislation). The difference between the sale price and the fair market value of the shares at exercise is taxed at a rate of 26% (which includes 10% social insurance) unless the aggregate amount of the proceeds from the sale of the shares is less than a certain amount, set annually (FRF 50,000 for 2001).

18.  Material Tax Consequences for Employees Who are Tax Residents in Germany.

     The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

     When you sell the shares, you will not be subject to tax on any additional gain provided that: (i) you have held the stock for more than 12 months; (ii) you have not, during the last five years, held 10% or more of the stated capital of E.piphany; and (iii) the stock is not held as a business asset. Effective January 1, 2002, the 10% limit will be lowered to 1% such that in order to satisfy the foregoing conditions, you cannot have held 1% of more of the state capital of E.piphany. Consequently, you normally will not be subject to tax at the time of sale on the additional gains if you hold the shares for more than 12 months.

19.  Material Tax Consequences for Employees Who are Tax Residents in Hong Kong.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Hong Kong tax residents. This discussion is based on Hong Kong tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject on tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to tax when you sell shares.

20.  Material Tax Consequences for Employees Who are Tax Residents in Japan.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Japanese tax residents. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of options holders.


     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.


     When you sell the shares, you will be subject to tax at a flat rate of 26% (i.e., 20% national income tax and a 6% local inhabitants tax). If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax, the 6% local inhabitants tax would not apply. Please note that, although this 1.05% taxation method was schedule to be abolished as of 1 April 2001 under the 2000 tax legislation, it is predicted that the abolishment might be postponed.

21.  Material Tax Consequences for Employees Who are Tax Residents in Singapore.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Singapore tax residents. This discussion is based on Singapore tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price, unless you apply for a deferral of the tax payment. You may apply to the Inland Revenue of Singapore for a deferral on the payment of tax due at exercise subject to an interest charge because the stock option plan falls under the Qualified ESOP Scheme.

     The Singapore Finance Minister has announced that as of 1 April 2001, there will be a new scheme, CSOP, available for stock options. This scheme will provide favorable tax treatment for stock options meeting certain requirements. The details of CSOP will be announced in the beginning of April 2001. After the details are announced, you should check with your accountant to see if you qualify for CSOP.

     When you sell shares, you will not be subject to tax unless you are engaged in the business of buying and selling securities.

22. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom.

     The following is a general summary of the income tax and NIC consequences of the exchange of options pursuant to the offer for U.K. tax residents. This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     The original options granted to you by E.piphany were granted under a non-approved stock option plan. With a non-approved stock option, income tax liability arises on the exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, a liability to pay the employee's NICs arises on the gain realized at exercise, calculated effectively in the same manner as for income tax, if your earnings do not already exceed the maximum limit for NIC purposes. When you sell your shares, you may be subject to capital gains tax.

     The new option is intended to be granted partially under an Inland Revenue approved share scheme and partially under an unapproved share scheme but with a joint election in respect of the secondary NIC requirement. The tax implication for the new option will be significantly different from the original option.

   Inland Revenue Approved Share Scheme.


     A portion of the new option will be made under an Inland Revenue Approved Share Scheme, which provides for an option grant of shares with a market value of up to L30,000 (converted from U.S. dollars to sterling on the date of grant). Taxes typically due on the approved options at the time of exercise (i.e., the difference between the fair market value of the shares on the date of exercise and the exercise price) may be deferred until the time of sale (when capital gains treatment may apply.) To qualify for tax relief at the time of exercise, you must not exercise the option within three years of the grant date or within three years of the exercise of an option that benefited from preferred tax treatment. The exercise of the approved option must be made in accordance with the rules of the stock option plan and while the stock option plan retains formal Inland Revenue approval. If you choose to exercise the approved option within three years of the grant date, you will be subject to U.K. income tax on the difference between the fair market value of the shares at exercise and the exercise price. There will be no NICs arising on the exercise of an approved option even if the exercise does not take place under qualifying circumstances: unless the stock option plan loses Inland Revenue approval.

     If you exercise the shares under qualifying circumstances, you then may be subject to capital gains tax on the entire gain (i.e., the difference between the sale price and the exercise price) at the time of sale. Capital gains are subject to tapering relief (the taper period will run from the time the shares are purchased) and the annual exemption (which is L7,500 for the year April 6, 2001 through April 5, 2002).

   Unapproved Share Scheme and Joint Election NIC Passthrough.

     The portion of your option in excess of L30,000, if any, will be granted through an unapproved share scheme. The grant of the new unapproved option will be subject to the execution of a joint election between you and E.piphany or any subsidiary of E.piphany (the "Election") to provide for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option to you. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In addition, if you accept the new option, you will be authorizing E.piphany or the subsidiary to withhold any such Secondary Class 1 National Insurance Contribution from the payroll AT ANY TIME or the sale of a sufficient number of Shares upon EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to E.piphany or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request. IF YOU DO NOT ENTER AN ELECTION AT THE SAME TIME THAT YOU ACCEPT THE NEW OPTION, THE NEW OPTION SHALL BECOME NULL AND VOID WITHOUT ANY LIABILITY TO E.PIPHANY AND/OR ANY SUBSIDIARY AND MAY NOT BE EXERCISED.

     You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes -- L535 per week for the U.K. tax year 6 April 2000 to 5 April 2001 (increasing to L575 per week from 6 April 2001). AS NOTED ABOVE, YOU WILL ALSO BE RESPONSIBLE FOR PAYING THE EMPLOYER'S PORTION OF THE NICS ON THE PROCEEDS AT EXERCISE -- CURRENTLY AT THE RATE OF 11.9% ON THE TAXABLE AMOUNT.

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

23.  Extension of offer; termination; amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of consideration offered for the options,

     - we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 23, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

24.  Fees and expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

25.  Additional information.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. E.piphany's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001; and

         2. the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on August 30, 1999 (file number 000-27183).

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

  450 Fifth Street, N.W.      7 World Trade Center     500 West Madison Street
        Room 1024                  Suite 1300                 Suite 1400
  Washington, D.C. 20549    New York, New York 10048   Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "EPNY" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at E.piphany, Inc. 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403, or telephoning us at (650) 356-3800.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about E.piphany should be read together with the information contained in the documents to which we have referred you.

26.  Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to E.piphany or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     - our history of losses which we expect to continue in the future;

     - our limited operating history and the limited operating history of the companies we have acquired;

     - our quarterly operating results being subject to fluctuations, which may affect our stock price;

     - the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

     - our revenues might be harmed by resistance to adoption of E.piphany's software by information technology departments;

     - the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

     - our revenues may be harmed if general economic conditions continue to worsen;

     - our stock price is susceptible to our operating results and to stock market fluctuations;

     - if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline;

     - our products may not stay compatible with software programs that are currently popular and we may lose sales and revenues;

     - our products have long sales cycles which makes it difficult to plan expenses and forecast results;

     - if we acquire additional companies or technologies in the future, they could prove difficult to integrate and may disrupt our business, dilute stockholder value or adversely affect our operating results;

     - our products are new and may contain defects and errors, which may lead to a loss of revenue or product liability claims;

     - the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

     - our ability to manage our growth;

     - our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share; and

     - our ability to keep pace with rapid technological change and new product introductions in our industry.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM STEVE HAMS DATED APRIL 3, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                          E.piphany, Inc.

April 3, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF E.PIPHANY, INC.

     The directors and executive officers of E.piphany, Inc. and their positions and offices as of April 2, 2001, are set forth in the following table:

          NAME                           POSITION AND OFFICES HELD
          ----                           -------------------------
Roger S. Siboni.........  President, Chief Executive Officer and Chairman of the
                          Board
Kevin J. Yeaman.........  Chief Financial Officer
Phillip M. Fernandez....  Executive Vice President, Product Development
Anthony M. Leach........  Executive Vice President, General Manager EMEA
Karen A. Richardson.....  Executive Vice President, General Manager North America
Jeff Pulver.............  Executive Vice President, Marketing
William Walsh...........  Executive Vice President and General Manager,
                          International
Roy Camblin III.........  Senior Vice President, Chief Information Officer
Gayle Crowell...........  Director
Paul M. Hazen...........  Director
Robert L. Joss..........  Director
Sam H. Lee..............  Director
Douglas J. Mackenzie....  Director

     The address of each director and executive officer is: c/o E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403.

                                       A-1